Exhibit 99.1

Date: January 28, 2014	NEWS RELEASE

Hubbell Incorporated
40 Waterview Drive
Shelton, CT 06484
475-882-4000

Contact: James M. Farrell

HUBBELL REPORTS FOURTH QUARTER RESULTS;

NET SALES OF $806.6 MILLION AND EARNINGS PER DILUTED SHARE OF $1.38

SHELTON, CT. (January 28, 2014) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the fourth quarter ended December 31, 2013.

Net sales in the fourth quarter of 2013 were $806.6 million, an increase of 7% compared to the $752.5 million reported in the fourth quarter of 2012. Operating income was $126.2 million, or 15.6% of net sales, compared to $110.5 million, or 14.7% of net sales, for the comparable period of 2012. Net income in the fourth quarter of 2013 was $82.0 million, an increase of 14% compared to the $71.9 million reported in the fourth quarter of 2012. Earnings per diluted share were $1.38, an increase of 15% compared to the $1.20 reported in the fourth quarter of 2012. Free cash flow (defined as cash flow from operations less capital expenditures) was $137.5 million in the fourth quarter of 2013 versus $139.3 million reported in the comparable period of 2012.

Net sales for the full year 2013 were $3.2 billion, an increase of 5% compared to 2012. Operating income was $507.6 million, or 15.9% of net sales, compared to $471.8 million, or 15.5% of net sales, for the comparable period of 2012. Net income for the full year 2013 was $326.5 million, an increase of 9% compared to the $299.7 million reported in 2012. Earnings per diluted share were $5.47, or 9% above the $5.00 reported for the comparable period of 2012. Free cash flow was $323.0 million compared to $300.0 million reported in 2012.

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OPERATIONS REVIEW

David G. Nord, President and Chief Executive Officer, said, “Hubbell performed well in the fourth quarter as our businesses remained focused on executing through mixed market conditions. Our sales grew 7% while earnings per diluted share increased 15% compared to the fourth quarter of 2012. I am proud of the organization’s ability to close out 2013 on such a strong note and we are off to a good start in 2014 with three acquisitions already completed in the month of January. These deals will add approximately $45 million in annual revenues and demonstrate our continued commitment to growing the enterprise by adding strategically attractive brands to the portfolio.”

Mr. Nord added “In reviewing the full year results, Hubbell delivered a solid year of operational performance. Our entire team’s commitment to productivity and operational excellence enabled the organization to reach a record level of operating profit. In addition, our continued strong cash flow generation allowed us to create value through a combination of dividends, acquisitions and share repurchases. During 2013, the dividend was increased 11% and we spent over $125 million on a combination of acquisitions and share repurchases. In addition, we increased our capital expenditures by 20% to support growth and productivity initiatives. These actions, along with our strong financial performance, helped Hubbell increase total shareholder return.”

SEGMENT REVIEW

The comments and year-over-year comparisons in this segment review are based on fourth quarter results in 2013 and 2012.

Electrical segment net sales in the fourth quarter of 2013 increased 12% to $585.2 million compared to $521.4 million reported in the fourth quarter of 2012. Acquisitions added 5% to sales in the quarter with the remainder of the increase being primarily driven by higher shipments of residential products and high voltage test equipment. Compared to the fourth quarter of 2012, operating income increased 27% to $86.1 million, or 14.7% of net sales. The increase in operating income was primarily due to the benefit of higher volume and lower costs.

Hubbell’s Power segment net sales in the fourth quarter of 2013 were $221.4 million compared to $231.1 million reported in the fourth quarter of 2012. The sales were impacted by weaker transmission spending and lower storm related shipments. Compared to the fourth quarter of 2012, operating income decreased 6% to $40.1 million. Operating margin in the fourth quarter of 2013 was 18.1%, compared to 18.4% reported in the comparable period of 2012. The decrease in operating margin was primarily due to lower volume partially offset by productivity.

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SUMMARY & OUTLOOK

Mr. Nord commented, “As I reflect back on our performance in 2013, I am very proud of the Hubbell team’s accomplishments. During the past year, our leadership team spent a significant amount of time and energy building the foundation for a One Hubbell strategy. We made a lot of progress and enjoyed several early successes with this new approach. I am confident this strategy should result in long-term benefits to the Company, and further enhance shareholder value.”

Mr. Nord concluded, “Turning to 2014, third party forecasts for our end markets suggest a better environment than we experienced in 2013. We expect the non-residential market for new construction to improve, the industrial markets to expand and the residential market to remain strong. The utility market is expected to remain challenging in the near term where overall demand is anticipated to be flat. The combination of the end market growth and our already completed acquisitions should result in sales increasing by approximately five to six percent. From a profitability perspective, we plan to expand our operating margins by approximately 20 to 30 basis points. The tax rate is expected to increase to approximately 32.5%, which excludes any benefit from the R&D Tax Credit. We also plan to leverage our strong financial position to enhance shareholder value through capital deployment with particular emphasis on acquisitions. This puts us in good position to continue to build upon the positive momentum created in the past year.”

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Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiatives and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2012.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2013 revenues of $3.2 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China (“China”), Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, China, India, Mexico, South Korea and countries in the Middle East. The corporate headquarters is located in Shelton, CT.

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Net sales	$806.6	$752.5	$3,183.9	$3,044.4
Cost of goods sold	535.7	502.7	2,113.4	2,032.2

Gross profit	270.9	249.8	1,070.5	1,012.2
Selling & administrative expenses	144.7	139.3	562.9	540.4

Operating income	126.2	110.5	507.6	471.8
Operating income as a % of Net sales	15.6%	14.7%	15.9%	15.5%
Interest expense, net	(7.5)	(7.5)	(29.5)	(29.0)
Other income (expense), net	(2.2)	(0.9)	(4.3)	(1.0)

Total other expense, net	(9.7)	(8.4)	(33.8)	(30.0)
Income before income taxes	116.5	102.1	473.8	441.8
Provision for income taxes	33.7	29.2	144.0	139.7

Net income	82.8	72.9	329.8	302.1
Less: Net income attributable to noncontrolling interest	0.8	1.0	3.3	2.4

Net income attributable to Hubbell	$82.0	$71.9	$326.5	$299.7

Earnings Per Share:
Basic	$1.39	$1.21	$5.51	$5.05
Diluted	$1.38	$1.20	$5.47	$5.00
Cash dividends per common share	$0.50	$0.45	$1.85	$1.68

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HUBBELL INCORPORATED

Condensed Consolidated Balance Sheet

(unaudited)

(in millions)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$740.7	$645.0
Short-term investments	10.1	8.8
Accounts receivable, net	440.9	405.2
Inventories, net	385.7	341.7
Deferred taxes and other	55.0	55.5

TOTAL CURRENT ASSETS	1,632.4	1,456.2
Property, plant and equipment, net	377.1	364.7
Investments	35.8	36.7
Goodwill	800.4	755.5
Intangible assets, net	286.6	288.1
Other long-term assets	54.9	45.8

TOTAL ASSETS	$3,187.2	$2,947.0

LIABILITIES AND EQUITY
Short-term debt	$0.3	$—
Accounts payable	225.9	213.1
Accrued salaries, wages and employee benefits	74.7	75.4
Accrued insurance	41.8	39.6
Other accrued liabilities	124.3	119.3

TOTAL CURRENT LIABILITIES	467.0	447.4
Long-term debt	597.2	596.7
Other non-current liabilities	208.2	235.0

TOTAL LIABILITIES	1,272.4	1,279.1
Hubbell Shareholders’ Equity	1,906.4	1,661.2
Noncontrolling interest	8.4	6.7

TOTAL EQUITY	1,914.8	1,667.9

TOTAL LIABILITIES AND EQUITY	$3,187.2	$2,947.0

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HUBBELL INCORPORATED

Earnings Per Share Calculation

(unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Numerator:
Net income attributable to Hubbell	$82.0	$71.9	$326.5	$299.7
Less: Earnings allocated to participating securities	0.2	0.2	1.0	1.0

Net income available to common shareholders	$81.8	$71.7	$325.5	$298.7
Denominator:
Average number of common shares outstanding	59.0	59.1	59.1	59.1
Potential dilutive shares	0.5	0.5	0.5	0.7

Average number of diluted shares outstanding	59.5	59.6	59.6	59.8

Earnings per Share:
Basic	$1.39	$1.21	$5.51	$5.05
Diluted	$1.38	$1.20	$5.47	$5.00

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in millions)

	Year Ended December 31
	2013	2012
Cash Flows From Operating Activities
Net income attributable to Hubbell	$326.5	$299.7
Depreciation and amortization	70.6	66.8
Stock-based compensation expense	14.3	15.8
Deferred income taxes	13.3	27.5
Changes in working capital	(55.1)	(45.3)
Contributions to defined benefit pension plans	(3.2)	(22.6)
Other, net	15.4	7.2

Net cash provided by operating activities	381.8	349.1

Cash Flows From Investing Activities
Capital expenditures	(58.8)	(49.1)
Acquisition of businesses, net of cash acquired	(96.5)	(90.7)
Net change in investments	(0.6)	9.9
Other, net	4.8	13.8

Net cash used in investing activities	(151.1)	(116.1)

Cash Flows From Financing Activities
Short-term debt borrowings (repayments), net	0.3	(2.9)
Payment of dividends	(109.5)	(122.3)
Repurchase of common shares	(31.0)	(75.6)
Proceeds from exercise of stock options	2.4	24.8
Other, net	6.9	14.3

Net cash used in financing activities	(130.9)	(161.7)

Effect of foreign exchange rate changes on cash and cash equivalents	(4.1)	4.1

Increase in cash and cash equivalents	95.7	75.4
Cash and cash equivalents
Beginning of period	645.0	569.6

End of period	$740.7	$645.0

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HUBBELL INCORPORATED

Segment Information

(unaudited)

(in millions)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Net Sales
Electrical	$585.2	$521.4	$2,262.6	$2,114.6
Power	221.4	231.1	921.3	929.8

Total Net Sales	$806.6	$752.5	$3,183.9	$3,044.4

Operating Income
Electrical	$86.1	$68.0	$341.1	$303.7
Power	40.1	42.5	166.5	168.1

Total Operating Income	$126.2	$110.5	$507.6	$471.8

Operating Income as a % of Net Sales
Electrical	14.7%	13.0%	15.1%	14.4%
Power	18.1%	18.4%	18.1%	18.1%
Total	15.6%	14.7%	15.9%	15.5%

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HUBBELL INCORPORATED

Non-GAAP Financial Measures

(unaudited)

(in millions)

Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	December 31, 2013	December 31, 2012
Total Debt	$597.5	$596.7
Total Hubbell’s Shareholders’ Equity	1,906.4	1,661.2

Total Capital	$2,503.9	$2,257.9

Total Debt to Total Capital	24%	26%
Total Debt	$597.5	$596.7
Less: Cash and cash equivalents	(740.7)	(645.0)
Investments	(45.9)	(45.5)

Net Debt	$(189.1)	$(93.8)

Net Debt to Total Capital	(8%)	(4%)

Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	Year Ended December 31
	2013	2012
Net cash provided by operating activities	$381.8	$349.1
Less: Capital Expenditures	(58.8)	(49.1)

Free cash flow	$323.0	$300.0

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

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